Exhibit 11

                                 FIBERSTARS INC.

                       COMPUTATION OF NET INCOME PER SHARE

                    (in thousands, except per share amounts)
                                   (Unaudited)
                                                                            Three Months Ended        Six Months Ended
                                                                            6/30/97     6/30/96      6/30/97     6/30/96
                                                                          ------------------------ ------------------------
Primary and Fully Diluted:

Weighted average common shares outstanding for the period                       3,419       3,392        3,416       3,389

Common equivalent shares assuming conversion of stock
         options and warrants under the treasury stock method                     296         142          251         137

                                                                          ------------------------ ------------------------
Shares used in per share calculations                                           3,715       3,534        3,667       3,526
                                                                          ======================== ========================

Net income                                                                       $383        $177         $504        $245

Net income per share:                                                          $ 0.10      $ 0.05       $ 0.14      $ 0.07

Calculated in accordance with the guidelines of item 601 of Regulation S-B.

                                    Page 30